EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-51116, 33-39557, 33-39556, 333-17843) pertaining to the Kaiser Steel Resources, Inc. 1992 Stock Option Plan, the Kaiser Steel Resources, Inc. 1989 Officer Bonus Program, the Amended, Restated and Substituted Kaiser Steel Resources, Inc. 1989 Stock Plan, and the Kaiser Ventures Inc. 1995 Stock Plan, as amended, respectively, of our report dated January 22, 2002, (except for Note 2 – Environmental Insurance and Environmental Remediation Liabilities, Notes 3, 9, 12, Note 20 – Environmental Contingencies and Note 22, as to which the date is November 12, 2004), with respect to the consolidated financial statements and schedule of Kaiser Ventures LLC and Subsidiaries included in the Annual Report (Form 10-K/A) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

Orange County, California

December 1, 2004